P&F INDUSTRIES, INC. SUBSIDIARY SELLS HEATING PRODUCTS BUSINESS TO MESTEK, INC.

FARMINGDALE, NY, October 12, 2005, - P&F Industries, Inc. (Nasdaq NM: PFIN) announced today that Embassy Industries, Inc. (“Embassy”), a wholly-owned subsidiary of the Company, has entered into a definitive Asset Purchase Agreement dated October 11, 2005, under which Embassy, on that date, sold substantially all of its non-real estate assets to Embassy Manufacturing, Inc., a newly-formed subsidiary of Mestek, Inc. (NYSE:MCC), located in Westfield, MA. Mestek manufactures and sells HVAC (heating, ventilating and air conditioning) and metal forming (machine tool, coil handling) products (“Mestek”). The total purchase price for the assets was $8,000,000 subject to adjustments, plus the assumption of certain liabilities and obligations by Mestek. The assets sold pursuant to the Agreement include, among others, machinery and equipment, accounts receivable, inventory and certain intangibles. Certain assets were retained by Embassy including cash and real estate. Embassy received net cash proceeds of $7,200,000 at closing, with $800,000 held in escrow subject to post-closing adjustments and certain indemnification provisions. The purchase price represents a premium over the book value of the assets sold.

Embassy has retained ownership of the manufacturing facility and has agreed to lease a substantial portion of this space to Mestek for at least the next six months. Embassy intends to sell the real estate after Mestek vacates the premises. As a result of the transaction, the Company has effectively exited the heating equipment business.

Richard Horowitz, President and CEO of P&F Industries commented, “P&F management believes that the heating equipment business is no longer a strategic fit with the remainder of P&F’s operations and it was in the best interest of the Company to use the proceeds from the transaction to reduce debt and for other corporate purposes, particularly focusing on further investment in our tool and hardware businesses. We remain committed to identifying potential opportunities that create greater value for our shareholders, customers and employees.”

P&F Industries, Inc., through its two wholly-owned operating subsidiaries, Countrywide Hardware, Inc. and Florida Pneumatic Manufacturing Corporation, manufactures and/or imports various residential hardware, such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware, as well as air-powered tools and accessories. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. These risks could cause the Company’s actual results for the 2005 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc. Joseph A. Molino, Jr. Chief Financial Officer 631-694-1800 www.pfina.com	Lippert/Heilshorn & Associates, Inc. Jody Burfening/Seema Brin Investor Relations 212-838-3777 jburfening@lhai.com/sbrin@lhai.com